UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 2014

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 — DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(a) — (d)  Not applicable.

(e)  On June 10, 2014, the Compensation Committee of the Board of Directors of ImmunoGen, Inc. adopted the following summary of its annual bonus program:

Our executive officers participate in an annual  bonus program applicable to all our employees.  Under this program, the Compensation Committee of our Board of Directors annually establishes key performance criteria, based upon the corporate goals and objectives, to be met by ImmunoGen, and evaluates ImmunoGen’s actual performance against those criteria in its determination of whether annual bonuses will be paid to our employees, including our executives.  Key corporate performance criteria may include any or all of the following: (1) our actual financial performance against specified metrics in our operating plan for the applicable fiscal year; (2) achievement of certain research and development milestones, including internal product development advancement; (3) achievement of key targets associated with our collaborations with third parties, including support of partner programs; and (4) the creation and achievement of business development opportunities.  In establishing annual key performance criteria for the annual bonus program, the committee selects specific corporate objectives directed primarily to the future success of our business and the creation of long-term shareholder value. Payments under our annual bonus program currently consist entirely of cash.

The Compensation Committee generally also considers an executive’s individual performance in its determination of whether payments should be made to the executive under our annual bonus program, although currently the committee has determined that the CEO’s annual bonus should be based solely on the achievement of the key corporate performance criteria.  With respect to our other executive officers, 70% of their target bonus is based on the achievement of the key corporate performance criteria, and 30% is based on the achievement of individual performance objectives.  Their achievement of their respective individual performance objectives is evaluated by our CEO, and based on these evaluations, the committee determines the portion, if any, of our executive officers’ bonus compensation tied to individual performance.

Each participant in our annual bonus program is eligible to receive a target bonus expressed as a percentage of his or her annual base salary which, once set, remains at that level for each subsequent year unless specifically changed, in the case of our executive officers, by the Compensation Committee.  Beginning on July 1, 2014, which is the start of our fiscal year 2015, target bonuses for our executive officers will be as follows:

Target Bonus
Title	(as % of Annual Base Salary)
President & CEO	75%
Executive Vice President	40% — 45%
Vice President	30% — 35%

The Compensation Committee has set a 50% threshold aggregate percentage of achievement against the key corporate performance criteria below which the portion of participants’ annual bonus payable based on corporate performance will not be payable.  The key corporate performance criteria are structured to permit achievement up to 150% of target.  The individual objectives portion of a participant’s target bonus may be earned irrespective of whether the threshold for payment of the corporate performance bonuses has been achieved or the extent to which the bonuses based on corporate performance are payable.

When evaluating ImmunoGen’s performance against the key corporate performance criteria after completion of the performance period, the Compensation Committee evaluates any factors that were unanticipated at the time those criteria were established, such as unexpected results in pre-clinical or clinical development, as well as changes in business conditions and other relevant external circumstances, and has the discretion to adjust payouts based on corporate performance so that they align more appropriately with the changed environment, given the employees’ overall performance during the performance period in furtherance of ImmunoGen’s future success and creation of long-term shareholder value.  Any such adjustment, however, would not result in the portion of the participants’ bonus tied to corporate performance actually paid out exceeding the 150% maximum described above.

(f)  Not applicable.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d): The following exhibit is being furnished herewith:

Exhibit No.	Exhibit

10.1	Summary of Annual Bonus Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: June 16, 2014	/s/ David B. Johnston

David B. Johnston
Executive Vice President and Chief Financial Officer